AGREEMENT AND PLAN OF MERGER

                                 By and Between

                                 PROVIDENT BANK

                             PROVIDENT BANCORP, INC.

                                       And

                          THE NATIONAL BANK OF FLORIDA




                          Dated as of November 2, 2001










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                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS


RECITALS.......................................................................1

ARTICLE I CERTAIN DEFINITIONS..................................................2
   Section 1.01 Definitions....................................................2

ARTICLE II THE MERGER AND EXCHANGE OF SHARES...................................6
   Section 2.01 Effects of Merger; Surviving Corporation.......................6
   Section 2.02 Conversion of Shares...........................................7
   Section 2.03 Exchange Procedures............................................8

ARTICLE III        REPRESENTATIONS AND WARRANTIES OF NBF......................10
   Section 3.01 Organization..................................................10
   Section 3.02 Capitalization................................................11
   Section 3.03 Authority; No Violation.......................................11
   Section 3.04 Consents......................................................12
   Section 3.05 Financial Statements..........................................12
   Section 3.06 Taxes.........................................................13
   Section 3.07 No Material Adverse Effect....................................13
   Section 3.08 Contracts.....................................................13
   Section 3.09 Ownership of Property; Insurance Coverage.....................15
   Section 3.10 Legal Proceedings.............................................15
   Section 3.11 Compliance With Applicable Law................................16
   Section 3.12 ERISA/Employee Compensation...................................16
   Section 3.13  Brokers, Finders and Financial Advisors......................18
   Section 3.14 Environmental Matters.........................................18
   Section 3.15 Loan Portfolio................................................20
   Section 3.16 Information to be Supplied....................................21
   Section 3.17 Related Party Transactions....................................21
   Section 3.18 Schedule of Termination Benefits..............................21
   Section 3.19 Deposits......................................................22
   Section 3.20 Antitakeover Provisions Inapplicable..........................22
   Section 3.21 Fairness Opinion..............................................22
   Section 3.22 Risk Management Instruments...................................22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PROVIDENT BANK AND
           PROVIDENT BANCORP..................................................23
   Section 4.01 Organization..................................................23
   Section 4.02 Authority; No Violation.......................................23
   Section 4.03 Consents......................................................24
   Section 4.04 Compliance With Applicable Law................................25
   Section 4.05 Information to be Supplied....................................25
   Section 4.06 Financing.....................................................25

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   Section 5.01 Conduct of NBF's Business.....................................26
   Section 5.02 Access; Confidentiality.......................................29
   Section 5.03 Regulatory Matters and Consents...............................30
   Section 5.04 Taking of Necessary Action....................................30
   Section 5.05 Certain Agreements............................................31
   Section 5.06 No Other Bids and Related Matters.............................32
   Section 5.07 Duty to Advise; Duty to Update NBF's Disclosure Schedules.....33
   Section 5.08 Conduct of Provident Bank's Business..........................34
   Section 5.09 Board and Committee Minutes...................................34
   Section 5.10 Undertakings by NBF and Provident Bank........................34
   Section 5.11 Employee and Termination Benefits; Advisory Board.............37
   Section 5.12 Duty to Advise; Duty to Update Provident Bank's
                Disclosure Schedules..........................................38

ARTICLE VI CONDITIONS.........................................................38
   Section 6.01 Conditions to NBF's Obligations under this Agreement..........38
   Section 6.02 Conditions to Provident Bank's Obligations under this Agreement................................................39

ARTICLE VII TERMINATION, WAIVER AND AMENDMENT.................................40
   Section 7.01 Termination...................................................40
   Section 7.02. Effect of Termination........................................41

ARTICLE VIII MISCELLANEOUS....................................................41
   Section 8.01 Expenses......................................................42
   Section 8.02 Non-Survival of Representations and Warranties................42
   Section 8.03 Amendment, Extension and Waiver...............................43
   Section 8.04 Entire Agreement..............................................43
   Section 8.05 No Assignment.................................................43
   Section 8.06 Notices.......................................................43
   Section 8.07 Captions......................................................44
   Section 8.08 Counterparts..................................................44
   Section 8.09 Severability..................................................44
   Section 8.10 Governing Law.................................................45

Exhibits:

        Exhibit A     Form of NBF Voting Agreement

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                          AGREEMENT AND PLAN OF MERGER


        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 2, 2001, is by and among Provident Bancorp, Inc., a federal corporation ("Provident Bancorp"), Provident Bank, a federally chartered savings association ("Provident Bank"), and The National Bank of Florida, a national banking association ("NBF"). Each of Provident Bancorp, Provident Bank and NBF is sometimes individually referred to herein as a "party," and Provident Bancorp, Provident Bank and NBF are sometimes collectively referred to herein as the "parties."

                                    RECITALS

        WHEREAS, Provident Bancorp, a registered saving and loan holding company, with principal offices in Montebello, New York, owns all of the issued and outstanding capital stock of Provident Bank, a federally-chartered savings bank organized under the laws of the United States, with principal offices in Montebello, New York.

        WHEREAS, NBF is a national banking association chartered by the Office of the Comptroller of the Currency ("OCC"), with principal offices in Florida, New York.

        WHEREAS, the Boards of Directors of the respective parties hereto deem it advisable and in the best interests of the respective companies and their stockholders to consummate the business combination transaction contemplated herein in which: (i) Provident Bank shall incorporate a to-be- formed company which shall be consolidated with NBF (the "Interim Merger"), with NBF surviving the merger, and in connection therewith, and subject to the rights of dissenting stockholders which have been asserted and duly perfected in accordance with the provisions of National Bank Act, each share of NBF Common Stock outstanding immediately prior to the Closing Date shall be canceled in exchange for the right to receive the cash payments specified herein, and (ii) immediately thereafter NBF shall be merged with and into Provident Bank, with Provident Bank surviving the merger (the "Bank Merger") with the result that Provident Bank will acquire all the assets and liabilities of NBF, and NBF shall cease to exist (the transactions are sometimes collectively referred to as the "Merger");

        WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger, and the other transactions contemplated by this Agreement (collectively, the "Merger Documents").

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

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                                    ARTICLE I
                               CERTAIN DEFINITIONS

        Section 1.01 Definitions.

        Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               "Affiliate" means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

               "Agreement" means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Provident Bank, a to-be-formed interim company, and NBF.

               "Applications" means the applications for regulatory approval that are required by the transactions contemplated hereby.

               "Bank Merger" means the merger of NBF with and into Provident Bank, with Provident Bank as the surviving institution.

               "Bank Merger Effective Date" shall mean the date, after the OTS approves the Bank Merger, that all filings are made with the OTS to perfect the Bank Merger.

               "BIF" means the Bank Insurance Fund, as administered by the FDIC.

               "Closing Date" means the date determined by Provident Bancorp, in its sole discretion, upon five (5) days prior written notice to NBF, but in no event later than fifteen (15) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which Provident Bank and NBF shall mutually agree.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Compensation and Benefit Plan" has the meaning given to such term in Section 3.12(a).

               "Dissenters' Shares" shall have the meaning given to such term in
Section 2.02(a)(iii).

               "DOL" means the U.S. Department of Labor.

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               "Environmental Law" means any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, common law or agreement with any Federal or state governmental authority relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety, or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Material, in each case as amended and now in effect.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

               "Exchange Agent" means the entity selected by Provident Bancorp, subject to the approval of NBF, to perform the functions described in
        Section 2.03 of this Agreement.

               "FDIA" means the Federal Deposit Insurance Act, as amended.

               "FDIC" means the Federal Deposit Insurance Corporation.

               "FRBNY" means the Federal Reserve Bank of New York.

               "GAAP" means generally accepted accounting principles as in effect at the relevant date and consistently applied.

               "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

               "HOLA" means the Home Owners' Loan Act, as amended, 12 U.S.C.ss. 1464 et al.

               "Interim Merger" means the consolidation of Interim with and into NBF, with NBF as the surviving institution, pursuant to 12 U.S.C.ss.215

               "IRS" means the Internal Revenue Service.

               "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or should have been known, by the officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from a Regulatory Authority or any other material written notice received by that Person.

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               "Loan Property" shall have the meaning given to such term in
        Section 3.14(b) of this Agreement.

               "Material Adverse Effect" shall mean, with respect to Provident Bancorp or NBF, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any change in the market value of the assets of Provident Bancorp or NBF resulting from a change in interest rates generally (ii) any individual or combination of changes occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change(s) affect(s) financial institutions generally, (iii) any action taken by NBF or a NBF Subsidiary at the request of Provident Bank, (iv) expenses incurred to complete the transaction contemplated by this Agreement; or (v) an increase by the FDIC, pursuant to Section 327.9 of the FDIC Regulations (12 CFR ss.327.9), in the BIF or SAIF Assessment Schedule.

               "Merger" collectively refers to the Interim Merger and the Bank Merger.

               "Merger Effective Date" means that date upon which the last of the corporate transactions that comprise the Merger becomes effective, in accordance with applicable laws and regulations.

               "NBF Common Stock" has the meaning given to that term in Section 3.02(a) of this Agreement.

               "NBF Disclosure Schedules" means the Disclosure Schedules delivered by NBF to Provident Bank pursuant to Article III of this Agreement.

               "NBF Financials" means (i) the audited consolidated financial statements of NBF as of December 31, 1999 and 2000 and for the two years ended December 31, 2000, including the notes thereto, (ii) the unaudited consolidated financial statements of NBF as of and for the six months ended June 30, 2001, prepared in accordance with GAAP and on a basis consistent with the audited consolidated financial statements at and for the year ended December 31, 2000, which statements have been reviewed by NBF's independent certified public accountants, using professional standards and procedures for conducting such review, as established by generally accepted auditing standards, and which statements are accompanied by the accountant's report thereon; (iii) the audited consolidated financial statements of NBF as of and for the year ended December 31, 2001, including the notes thereto, when available and delivered to Provident Bank; and (iv) the unaudited interim consolidated financial statements of NBF as of each calendar quarter after June 30, 2001 included in the NBF Regulatory Reports.

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               "NBF Regulatory Reports" means the Call Reports of NBF and accompanying schedules, as filed with the OCC, for each calendar quarter beginning with the quarter ended March 31, 2001, through the Closing Date, and all Other Reports filed with the OCC by NBF from January 1, 2001 through the Closing Date.

               "NBF Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by NBF, except any corporation the stock of which is held as security by NBF in the ordinary course of its lending activities.

               "OCC" means the Office of the Comptroller of the Currency.

               "OTS" means the Office of Thrift Supervision.

               "Participation Facility" shall have the meaning given to such term in Section 3.14(b) of this Agreement.

               "Person" means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

               "Provident Bank Disclosure Schedules" means the Disclosure Schedules delivered by Provident Bancorp to NBF pursuant to Article IV of this Agreement.

               "Provident Bank Employee Plan" means all pension, retirement, group insurance, and other tax-qualified employee benefit plan and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, plans and arrangements with respect to employees of Provident Bank.

               "Provident Bancorp Financials" means (i) the audited consolidated financial statements of Provident Bancorp as of September 30, 1999 and 2000 and for the three years ended September 30, 2000, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Provident Bancorp as of each calendar quarter thereafter included in the documents filed by Provident Bancorp pursuant to the Exchange Act.

               "Provident Bancorp Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Provident Bancorp or Provident, except any corporation the stock of which is held as security by Provident Bank in the ordinary course of its lending activities.

               "Proxy Statement" means the proxy statement, together with any supplements thereto, to be transmitted to holders of NBF Common Stock in connection with the transactions contemplated by this Agreement.

               "Regulatory Agreement" has the meaning given to that term in
        Section 3.11 of this Agreement.

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               "Regulatory Authority" means any agency or department of any federal or state government, including without limitation the OTS, the FDIC, the OCC, the SEC or the respective staffs thereof.

               "Rights" means warrants, options, rights, convertible securities and other capital stock equivalents that obligate an entity to issue its securities.

               "SAIF" means the Savings Association Insurance Fund, as administered by the FDIC.

               "SEC" means the Securities and Exchange Commission.

               "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

               "Securities Laws" means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

               "Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either Provident Bancorp or NBF, as the case may be, in the ordinary course of its lending activities.

               "Superior Proposal" has the meaning given to such term in Section
        5.06 of this Agreement.

                                   ARTICLE II
                        THE MERGER AND EXCHANGE OF SHARES

        Section 2.01 Effects of Merger; Surviving Corporation.

        (a) (i) On the Merger Effective Date, a to-be-formed company formed by Provident Bank ("Interim") shall be consolidated with and merged into NBF; the separate existence of Interim shall cease; NBF shall be the surviving corporation in the Interim Merger (the "Surviving Corporation") and a wholly-owned subsidiary of Provident Bank; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Interim shall be taken and deemed to be transferred to and vested in NBF, as the Surviving Corporation in the Merger, without further act or deed; all in accordance with federal law.

               (ii) On the Merger Effective Date: the articles of association of the Surviving Corporation shall continue as in effect immediately prior to the Merger Effective Date; and the Bylaws of the Surviving Corporation shall continue as in effect immediately prior to the Merger Effective Date, until thereafter altered, amended or repealed in accordance with applicable law.

               (iii) On the Merger Effective Date, the directors of Interim duly elected and holding office immediately prior to the Effective Date shall be the directors of the Surviving Corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

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               (iv) On the Merger Effective Date, the officers of Interim duly elected and holding office immediately prior to the Effective Date shall be the officers of the Surviving Corporation in the Merger, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

        (b) As soon as practicable after consummation of the merger of Interim into NBF, NBF shall be merged with and into Provident Bank, with Provident Bank as the surviving institution, in accordance with applicable laws and regulations, and the parties shall take or cause to be taken all action necessary or desirable so as to permit completion of the Bank Merger, including without limitation entering into a Bank Merger Agreement.

        (c) Notwithstanding any provision of this Agreement to the contrary, Provident Bank may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby, and the parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to the stockholders, directors or officers of NBF as a result of such modification, (ii) the Merger Consideration is not thereby changed in kind or reduced in amount because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals.

        Section 2.02 Conversion of Shares.

        (a) At the Merger Effective Date, by virtue of the merger of Interim with and into NBF and without any action on the part of NBF or the holders of shares of NBF Common Stock:

               (i) Each outstanding share of NBF Common Stock issued and outstanding at the Merger Effective Date, except as provided in clause (ii) and
(iii) of this Section, shall cease to be outstanding, shall cease to exist and shall be converted into the right to receive from Provident Bank $4,014.29 in cash (the "Merger Consideration"), subject to adjustment as provided in Section 2.02(b).

               (ii) Any shares of NBF Common Stock which are owned or held by either party hereto or any of their respective Subsidiaries (other than in a fiduciary capacity or in connection with debts previously contracted) at the Merger Effective Date shall cease to exist, the certificates for such shares shall as promptly as practicable be canceled, such shares shall not be converted into the Merger Consideration, and no cash or shares of capital stock of Provident Bancorp or Provident Bank shall be issued or exchanged therefor.

               (iii) If there are holders of NBF Common Stock who dissent from the Bank Merger and exercise and perfect the right to obtain the valuation of and payment for their shares ("Dissenters' Shares") pursuant to the applicable provisions of National Bank Act, Provident Bank shall pay for any Dissenters' Shares in accordance with the provisions of the National Bank Act and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under the National Bank Act with respect to any Dissenters' Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters' Shares and shall be converted into the right to receive the Merger Consideration pursuant to this
Section 2.02.

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               (iv) Each share of Provident Bancorp Common Stock issued and outstanding immediately before the Merger Effective Date shall remain an outstanding share of Common Stock of Provident Bancorp.

               (v) Each share of Interim Bank issued and outstanding immediately before the Merger Effective Date shall remain outstanding and shall represent a share of NBF common stock as the Surviving Corporation.

               (vi) The holders of certificates representing shares of NBF Common Stock immediately prior to the Merger Effective Date (any such certificate being hereinafter referred to as a "Certificate") shall cease to have any rights as stockholders of NBF, except such rights, if any, as they may have pursuant to applicable law.

        (b) The Merger Consideration payable pursuant to Section 2.02(a) with respect to each share of NBF Common Stock issued and outstanding at the Merger Effective Date, shall be decreased by 173% of the amount, if any, that the Adjusted Net Worth (as defined below) of NBF as of the last day of the month prior to the month in which the Merger Effective Date shall occur ("Adjustment Date") is less than $16,400,000, divided by the number of shares of NBF Common Stock issued and outstanding. For the purposes of the foregoing, "Adjusted Net Worth" shall mean the consolidated stockholders' equity of NBF determined in accordance with GAAP and on a basis consistent with the year end audited financial statements, (i) reduced by the amount (tax-effected) by which NBF's total allowance for loan losses as of the Adjustment Date is less than $350,000;
(ii) to the extent applicable, adding back expenses (tax effected) directly related to the negotiation of this Agreement and the consummation of the Merger, and (iii) based on an amount of accumulated other comprehensive income, net of taxes, as of such date equal to the amount of accumulated other comprehensive income, net of taxes, as of June 30, 2001. If applicable, Adjusted Net Worth shall be calculated without giving effect to any additional accruals and reserves established by NBF at Provident Bank's request pursuant to Section 5.10(a)(iv) of this Agreement.

        Section 2.03 Exchange Procedures.

        (a) As promptly as practicable after the Effective Date (but in no event later than five (5) business days after the Effective Date), the Exchange Agent shall mail to each holder of record of an outstanding share Certificate or Certificates a Letter of Transmittal containing instructions for the surrender of the Certificate or Certificates held by such holder for payment therefor. The Letter of Transmittal and instructions shall also be available for pick-up by NBF stockholders at NBF's offices. Upon surrender of the Certificate or Certificates to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal, such holder shall promptly receive in exchange therefor the Merger Consideration, without interest thereon. Approval of this Agreement by the stockholders of NBF shall constitute authorization for Provident Bank to designate and appoint such Exchange Agent, with the approval of NBF. Neither Provident Bank nor the Exchange Agent shall be obligated to deliver the Merger Consideration to a former stockholder of NBF until such former stockholder surrenders his Certificate or Certificates or, in lieu thereof, any such appropriate affidavit of loss and indemnity agreement and bond as may be reasonably required by Provident Bank.

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        (b)    If payment of the Merger Consideration is to be made to a person other than the person in whose name a Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay any transfer or other taxes required by reason for the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (c) On or prior to the Merger Effective Date, Provident Bank shall deposit or cause to be deposited, in trust with the Exchange Agent, an amount of cash equal to the aggregate Merger Consideration that the NBF stockholders shall be entitled to receive on the Merger Effective Date pursuant to Section 2.02 hereof.

        (d) The payment of the Merger Consideration, and cash in lieu of any fractional shares, upon the conversion of NBF Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such NBF Common Stock.

        (e) Promptly following the date which is twelve months after the Merger Effective Date, the Exchange Agent shall deliver to Provident Bank all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of NBF Common Stock may surrender such Certificate to Provident Bank and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Consideration multiplied by the number of shares of NBF Common Stock formerly represented by such Certificate, without any interest or dividends thereon.

        (f) After the close of business on the Merger Effective Date, there shall be no transfers on the stock transfer books of NBF of the shares of NBF Common Stock that are outstanding immediately prior to the Merger Effective Date, and the stock transfer books of NBF shall be closed with respect to such shares. If, after the Merger Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

        (g) In the event any certificate for NBF Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver (except as otherwise provided in Section 2.02(a)(iii)) in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of the fact by the holder thereof, the cash to be paid in the Merger as provided for herein; provided, however, that Provident Bank may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such reasonable sum as Provident Bank may require as indemnity against any claim that may be made against NBF, Provident Bank or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

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        (h)    Provident Bank is hereby authorized to adopt additional
requirements with respect to the matters referred to in this Section 2.03 not inconsistent with the provisions of this Agreement or unduly burdensome to the shareholders of NBF.

                                       ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF NBF

        NBF represents and warrants to Provident Bank and Provident Bancorp that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the NBF Disclosure Schedules delivered by NBF to Provident Bank on or prior to the date hereof. NBF has made a good faith effort to ensure that the disclosure on each schedule of the NBF Disclosure Schedules corresponds to the section reference herein. However, for purposes of the NBF Disclosure Schedules, any item disclosed on any schedule is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

        Section 3.01 Organization.

        (a) NBF is a national banking association duly organized, validly existing and in good standing under the laws of the United States. NBF has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NBF.

        (b) NBF DISCLOSURE SCHEDULE 3.01(b), lists each NBF Subsidiary, and the percentage of NBF ownership. The deposits of NBF are insured by the FDIC through the BIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by NBF. Each NBF Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

        (c) NBF is a member in good standing of the FRBNY and owns the requisite amount of stock therein.

        (d) The respective minute books of NBF and each NBF Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

        (e) Prior to the date of this Agreement, NBF has delivered to Provident Bank true and correct copies of its articles of association and bylaws.

        Section 3.02 Capitalization.

        (a) The authorized capital stock of NBF consists of 7,000 shares of common stock, $25.00 par value ("NBF Common Stock"), of which 7,000 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and no shares of preferred stock are issued and outstanding. Neither NBF nor any NBF Subsidiary has or is bound by any right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of NBF Common Stock, or any other security of NBF or any securities representing the right to vote, purchase or otherwise receive any shares of NBF Common Stock or any other security of NBF.

        (b) Except for the NBF Subsidiaries, NBF does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of NBF Subsidiaries, equity interests held by NBF Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of NBF Subsidiaries.

        (c) To NBF's knowledge, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in
Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of NBF Common Stock, except as disclosed in the NBF DISCLOSURE SCHEDULE 3.02(c).
(d) .There are no options to purchase NBF Common Stock issued and outstanding.

        Section 3.03 Authority; No Violation.

        (a) NBF has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NBF and the completion by NBF of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NBF and, except for approval of the shareholders of NBF, no other corporate proceedings on the part of NBF are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NBF, and subject to approval by the shareholders of NBF and receipt of the required approvals of Regulatory Authorities described in
Section 4.03 hereof, constitutes the valid and binding obligations of NBF, enforceable against NBF in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

        (b) (A) The execution and delivery of this Agreement by NBF, (B) subject to receipt of approvals from the Regulatory Authorities referred to in
Section 4.03 hereof and NBF's and Provident Bank's and Provident Bancorp's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by NBF with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of association or bylaws of NBF or the charter and bylaws any NBF Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NBF or any NBF Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NBF under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which NBF is a party, or by which they or any of their respective properties or assets may be bound or affected.

        Section 3.04 Consents.

        Except for the consents, waivers, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 4.03 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the requisite vote of the shareholders of NBF, no consents, waivers or approvals of, or filings or registrations with, any governmental authority are necessary, and, to NBF's knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by NBF, and (b) the completion by NBF of the transactions contemplated hereby. NBF has no reason to believe that (i) any required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

        Section 3.05 Financial Statements.

        (a) NBF has previously delivered to Provident Bank the NBF Regulatory Reports. The NBF Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of NBF as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

        (b) NBF has previously delivered to Provident Bank the NBF Financials (covering those periods through and including June 30, 2001). The NBF Financials have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of NBF and the NBF Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved.

        (c) At the date of each balance sheet included in the NBF Financials or the NBF Regulatory Reports, NBF did not have, or will not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such NBF Financials or NBF Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

        Section 3.06 Taxes.

        NBF and the NBF Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). NBF has duly filed all federal, state and material local tax returns required to be filed by or with respect to NBF and all NBF Subsidiaries on or prior to the Closing Date (all such amounts shown to be due have been paid) and has duly paid or will pay, or made or will make, provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from NBF and any NBF Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of NBF or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where NBF or any of its Subsidiaries do not file tax returns that NBF or any such Subsidiary is subject to taxation in that jurisdiction. The income tax returns of NBF have been examined by the New York State taxing authority for all years through 199_ , and any liability with respect thereto has been satisfied, and no deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. NBF and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. NBF and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and NBF and each of its Subsidiaries has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements in all material respects.

        Section 3.07 No Material Adverse Effect.

        NBF and the NBF Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2000, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NBF and the NBF Subsidiaries.

        Section 3.08 Contracts.

        (a) Except as set forth in NBF DISCLOSURE SCHEDULE 3.08(a), neither NBF nor any NBF Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of NBF or any NBF Subsidiary, except for "at will" arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of NBF or any NBF Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of NBF or any NBF Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by NBF; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which NBF or any NBF Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Provident Bancorp or any Provident Bancorp Subsidiary; (vi) any agreement, written or oral, that obligates NBF for the payment of more than $15,000 annually; or (vii) any contract (other than this Agreement) limiting the freedom, in any material respect, of NBF to engage in any type of banking or bank-related business which NBF is permitted to engage in under applicable law as of the date of this Agreement.

        (b) True and correct copies of agreements, plans, contracts, arrangements and instruments referred to in Section 3.08(a), have been provided to Provident Bank on or before the date hereof, are listed on NBF DISCLOSURE
SCHEDULE 3.08(a) and are in full force and effect on the date hereof and neither NBF nor any NBF Subsidiary (nor, to the knowledge of NBF, any other party to any such contract, plan, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument. Except as set forth in the NBF DISCLOSURE SCHEDULE 3.08(b), no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. Except as set forth in NBF DISCLOSURE SCHEDULE 3.08(b), none of the employees (including officers) of NBF or any NBF Subsidiary, possess the right to terminate their employment and receive or be paid (or cause NBF or any NBF Subsidiary to accrue on their behalf) benefits solely as a result of the execution of this Agreement or the consummation of the transactions contemplated thereby. Except as set forth in NBF DISCLOSURE SCHEDULE 3.08(b), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which NBF or any NBF Subsidiary is a party or under which NBF or any NBF Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in NBF DISCLOSURE SCHEDULE 3.08(b), no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of NBF or any NBF Subsidiary or upon the occurrence of a subsequent event; or (y) requires NBF or any NBF Subsidiary to provide a benefit in the form of NBF Common Stock or determined by reference to the value of NBF Common Stock. Except as set forth in NBF DISCLOSURE SCHEDULE 3.08(b) no such agreement, plan or arrangement with respect to officers or directors of NBF or to its employees, provides for benefits that may cause an "excess parachute payment" or the disallowance of a federal income tax deduction under IRC Section 280G.

        Section 3.09 Ownership of Property; Insurance Coverage.

        (a) NBF and the NBF Subsidiaries have good and, as to real property, marketable title to all material assets and properties owned by NBF or any NBF Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the NBF Regulatory Reports and in the NBF Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FRBNY, inter-bank credit facilities, or any transaction by a NBF Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) items permitted under Article V. NBF and the NBF Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by NBF and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in NBF DISCLOSURE SCHEDULE 3.09, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the NBF Financials.

        (b) With respect to all material agreements pursuant to which NBF or any NBF Subsidiary has purchased securities subject to an agreement to resell, if any, NBF or such NBF Subsidiary, as the case may be, has a lien or security interest (which to NBF's knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

        (c) NBF and each NBF Subsidiary currently maintains insurance considered by NBF to be reasonable for their respective operations, in accordance with good business practice. NBF has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by NBF under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years NBF has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

        Section 3.10 Legal Proceedings.

        Except as disclosed in NBF DISCLOSURE SCHEDULE 3.10, neither NBF nor any NBF Subsidiary is a party to any, and there are no pending or, to the best of NBF's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against NBF or any NBF Subsidiary,
(ii) to which NBF or any NBF Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by or relating to this Agreement, or (iv) which could adversely affect the ability of NBF to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on NBF and the NBF Subsidiaries, taken as a whole.

        Section 3.11 Compliance With Applicable Law.

        (a) NBF Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses.

        (b) Except as disclosed in NBF DISCLOSURE SCHEDULE 3.11, neither NBF nor any NBF Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that NBF or any NBF Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to NBF or any NBF Subsidiary; (iii) requiring or threatening to require NBF or any NBF Subsidiary, or indicating that NBF or any NBF Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of NBF or any NBF Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of NBF or any NBF Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither NBF nor any NBF Subsidiary has consented to or entered into any currently effective Regulatory Agreement, except as set forth in NBF DISCLOSURE SCHEDULE 3.11.

        Section 3.12 ERISA/Employee Compensation.

        (a) NBF DISCLOSURE SCHEDULE 3.12 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by NBF or any NBF Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of NBF or any NBF Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "Compensation and Benefit Plans"). A true and correct copy of each Compensation and Benefit Plan has previously been delivered to Provident Bank and is attached to NBF DISCLOSURE
SCHEDULE 3.12(a). Neither NBF nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify, change or renew any existing Compensation and Benefit Plan.

        (b) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and NBF is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the best knowledge of NBF, threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither NBF nor any NBF Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject NBF or any NBF Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof and subsequently expires as of the day next preceding the Effective Date.

        (c) Neither NBF, nor any NBF Subsidiary or any entity which is considered one employer with NBF under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate") is a sponsor of or maintains a defined benefit Pension Plan or any Compensation and Benefit Plan subject to Title IV of ERISA, or has any liability under any such plan that was previously sponsored or maintained by it. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any single employer plan of an ERISA Affiliate (an "ERISA Affiliate Plan") within the 12-month period ending on the date hereof. To the best knowledge of NBF, there is no pending investigation or enforcement action by any Regulatory Authority with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan.

        (d) All material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which NBF or any NBF Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued monthly on NBF' consolidated financial statements. NBF and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes as required by generally accepted accounting principles. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA. None of NBF, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a Lien under Section 412(n) of the Code or pursuant to ERISA.

        (e) Except as set forth in NBF DISCLOSURE SCHEDULE 3.12(e), neither NBF nor any NBF Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by NBF or any NBF Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

        (f) NBF and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign employees.

        (g) With respect to each Compensation and Benefit Plan, if applicable, NBF has provided or made available to Provident Bank copies of the:
(A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement;
(D) the most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS; and
(G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

        (h) Except as set forth in NBF DISCLOSURE SCHEDULE 3.12(h), the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

        (i) ..NBF DISCLOSURE SCHEDULE 3.12(i) sets forth all salary adjustments, employee and officer promotions, and changes to any Compensation and Benefit Plan since December 31, 2000.

        Section 3.13  Brokers, Finders and Financial Advisors.

        Except for NBF's engagement of Tucker Anthony Sutro in connection with transactions contemplated by this Agreement, a copy of which engagement agreement is attached to NBF DISCLOSURE SCHEDULE 3.13, neither NBF nor any NBF Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the NBF Financials.

        Section 3.14 Environmental Matters.

        (a) With respect to NBF and each of the NBF Subsidiaries, and except as set forth in NBF DISCLOSURE SCHEDULE 3.14:

               (i) Each of NBF and its Subsidiaries, the Participation Facilities, and, to NBF's knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

               (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to NBF's knowledge, threatened, before any court, governmental agency or board or other forum against it or any of the NBF Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by it or any of the NBF Subsidiaries or any Participation Facility;

               (iii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to NBF's knowledge threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or NBF or any of the NBF Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

               (iv) To NBF's knowledge, the properties currently owned or operated by NBF or any of the NBF Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

               (v) Neither NBF nor any of the NBF Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (vi) To NBF's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by NBF or any of the NBF Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by NBF or any of the NBF Subsidiaries or any Participation Facility; and

               (vii) To NBF's knowledge, during the period of (s) NBF's or any of the NBF Subsidiaries' ownership or operation of any of their respective current properties or (t) NBF's or any of the NBF Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To NBF's knowledge, prior to the period of (x) NBF's or any of the NBF Subsidiaries' ownership or operation of any of their respective current properties or (y) NBF's or any of the NBF Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

               (viii) NBF has not conducted any environmental studies during the past ten years with respect to any properties owned or leased by it or any of its Subsidiaries.

        (b) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        Section 3.15 Loan Portfolio.

        (a) The allowance for possible losses reflected in NBF's statement of condition at June 30, 2001 was, and the allowance for possible losses shown on the balance sheets in NBF's Regulatory Reports for periods ending after June 30, 2001 will be, adequate, as of the dates thereof, under GAAP.

        (b) NBF DISCLOSURE SCHEDULE 3.15 sets forth a listing, as of the last business day prior to the date of this Agreement, by account, of: (A) all loans (including loan participations) of NBF or any of the NBF Subsidiaries that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of NBF or any of the NBF Subsidiaries which have been terminated by NBF or any of the NBF Subsidiaries during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which NBF or any of the NBF Subsidiaries has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from NBF or any of the NBF Subsidiaries to any of their respective borrowers, customers or other parties during the past twelve months wherein NBF or any of the NBF Subsidiaries has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified NBF or any of the NBF Subsidiaries during the past twelve months of, or has asserted against NBF or any of the NBF Subsidiaries, in each case in writing, any "lender liability" or similar claim, and, to the knowledge of NBF, each borrower, customer or other party which has given NBF or any of the NBF Subsidiaries any oral notification of, or orally asserted to or against NBF or any of the NBF Subsidiaries, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status,
(3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by NBF or any NBF Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

        (c) All loans receivable (including discounts) and accrued interest entered on the books of NBF and the NBF Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of NBF's or the appropriate NBF Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the knowledge of NBF, the loans, discounts and the accrued interest reflected on the books of NBF and the NBF Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by NBF or the appropriate NBF Subsidiary free and clear of any Liens.

        (d) The notes and other evidences of indebtedness evidencing the loans described in clause (c) above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

        Section 3.16 Information to be Supplied.

        The information to be provided by NBF for inclusion in the Proxy Statement will not, at the time the Proxy Statement is mailed to NBF shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by NBF for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

        Section 3.17 Related Party Transactions.

         Except as disclosed in NBF DISCLOSURE SCHEDULE 3.17, neither NBF nor any NBF Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of NBF. Except as disclosed in NBF DISCLOSURE SCHEDULE 3.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on NBF DISCLOSURE SCHEDULE 3.17, no loan or credit accommodation to any Affiliate of NBF or any NBF Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither NBF nor any NBF Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by NBF is inappropriate.

        Section 3.18 Schedule of Termination Benefits.

        NBF DISCLOSURE SCHEDULE 3.18 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by NBF or any NBF Subsidiary for the benefit of officers or directors of NBF or any NBF Subsidiary (the "Benefits Schedule"), assuming their employment or service is terminated as of January 31, 2002 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans.

        Section 3.19 Deposits.

        None of the deposits of NBF or any NBF Subsidiary is a "brokered" deposit as defined in 12 U.S. Code Section 1831f(g).

        Section 3.20 Antitakeover Provisions Inapplicable.

        The transactions contemplated by this Agreement are not subject to any applicable state takeover law.

        Section 3.21 Fairness Opinion.

         NBF has received a written opinion from Tucker Anthony Sutro to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of NBF pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.


        Section 3.22 Risk Management Instruments.

        All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for NBF's own account, or for the account of one or more of its Subsidiaries or their customers (all of which are set forth in NBF DISCLOSURE SCHEDULE 3.22), were entered into in accordance with prudent business practices and in all material respects in compliance with all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of NBF or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither NBF nor any of its Subsidiaries, nor to the Knowledge of NBF any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PROVIDENT BANK
                              AND PROVIDENT BANCORP

        Provident Bank and Provident Bancorp each represents and warrants to NBF that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Provident Bank Disclosure Schedules delivered to NBF prior to the date hereof. Provident Bank has made a good faith effort to ensure that the disclosure on each schedule of the Provident Bank Disclosure Schedules corresponds to the section reference herein. However, for purposes of the Provident Bank Disclosure Schedules, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

        Section 4.01 Organization.

        (a) Provident Bancorp is a corporation duly organized and validly existing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA. Provident Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Provident Bank.

        (b) Provident Bank is a stock savings association duly organized and validly existing under the laws of the United States. The deposits of Provident Bank are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Provident. Each other Provident Bancorp Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

        (c) Provident Bank is a member in good standing of the Federal Home Loan Bank of New York and owns the requisite amount of stock therein.

        (d) Prior to the date of this Agreement, Provident Bank has delivered to NBF true and correct copies of the charter and bylaws of Provident Bank and Provident Bancorp.

        Section 4.02 Authority; No Violation.

        (a) Provident Bancorp and Provident Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Provident Bancorp and Provident Bank and the completion by Provident Bancorp and Provident Bank of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Provident Bancorp and Provident Bank and, no other corporate proceedings on the part of Provident Bancorp or Provident Bank other than the incorporation of Interim are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Provident Bancorp and Provident Bank and, subject to receipt of the required approvals of Regulatory Authorities described in Section
4.03 hereof, constitutes the valid and binding obligation of Provident Bancorp and Provident Bank enforceable against Provident Bancorp and Provident Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

        (b) (A) The execution and delivery of this Agreement by Provident Bancorp and Provident Bank, (B) subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.03 hereof and NBF's and their compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by Provident Bancorp and Provident Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the charter or bylaws of Provident Bancorp, Provident Bank or any Provident Bancorp Subsidiary or the charter and bylaws of Provident; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Provident Bancorp, Provident Bank or any Provident Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Provident Bancorp or Provident Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Provident Bancorp or Provident Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Provident Bank or Provident Bancorp.

        Section 4.03 Consents.

        Except for consents, approvals, filings and registrations from or with the OTS, FDIC, OCC, FRB, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of NBF, the filing of a such certificates and other documents with the OTS and the OCC as necessary, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with
(a) the execution and delivery of this Agreement by Provident Bancorp and Provident, and (b) the completion by Provident Bancorp and Provident Bank of the transactions contemplated hereby. Provident Bancorp has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Provident Bancorp's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

        Section 4.04 Compliance With Applicable Law.

        (a) Provident Bank, Provident Bancorp and each Provident Bancorp Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Provident Bancorp and its Subsidiaries taken as a whole.

        (b) Except as set forth in Provident Bank Disclosure SCHEDULE 4.04(b), neither Provident Bancorp nor Provident Bank has received any notification or communication from any Regulatory Authority (i) asserting that Provident Bancorp or any Provident Bank is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces;
(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Provident Bancorp or Provident Bank; (iii) requiring or threatening to require Provident Bancorp or any Provident Bancorp Subsidiary, or indicating that Provident Bancorp or Provident Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Provident Bancorp or Provident Bank, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Provident Bancorp or Provident Bank, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Provident Bancorp nor Provident Bank is a party to, nor has consented to any Regulatory Agreement. The most recent regulatory rating given to Provident Bank as to compliance with the CRA is satisfactory or better.

        Section 4.05 Information to be Supplied.

        The information to be supplied by Provident Bancorp and Provident Bank for inclusion in the Proxy Statement will not, at the time the Proxy Statement is mailed to NBF shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Provident Bancorp and Provident Bank for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

        Section 4.06 Financing.

         As of the date hereof Provident Bank has, and at the Merger Effective Date, Provident Bank will have, funds that are sufficient, under all applicable legal and regulatory standards, and available to meet its obligations under this Agreement and to consummate in a timely manner the transactions contemplated hereby and thereby.

                                    ARTICLE V
                            COVENANTS OF THE PARTIES

        Section 5.01 Conduct of NBF's Business.

        (a) From the date of this Agreement to the Closing Date, NBF and each NBF Subsidiary will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Provident Bank. NBF, and each of the NBF Subsidiaries will use its reasonable good faith efforts, to (i) preserve their business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for themselves the good will of their customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Provident Bancorp in writing (which approval will not be unreasonably withheld or delayed) or as contemplated or required by this Agreement, NBF will not, and NBF will not permit any NBF Subsidiary to:

               (i) amend or change any provision of its articles of association, charter, or bylaws;

               (ii) change the number of authorized or issued shares of its capital stock or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, except that NBF may pay one semi-annual dividend of $20.00 per share;

               (iii) grant or agree to pay any bonus, severance or termination to, or enter into or amend any employment agreement, severance agreement, supplemental executive agreement, or similar agreement or arrangement with any of its directors, officers or employees, provided that bonuses may be paid with respect the year ending December 31, 2001 to the extent consistent with past practice as to amounts and persons covered, or increase in any manner the compensation or fringe benefits of any employee, officer or director, except with respect to employees (other than the chief executive officer) for normal increases in the ordinary course of business consistent with past practice, and except as may be required pursuant to legally binding commitments existing on the date hereof and set forth on NBF DISCLOSURE SCHEDULES 3.08 and 3.12;

               (iv) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice; or materially amend any NBF Compensation and Benefit Plan except to the extent such modifications or amendments do not result in an increase in cost;

               (v) merge or consolidate NBF or any NBF Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of NBF or any NBF Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between NBF, or any NBF Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any NBF Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

               (vi) sell or otherwise dispose of the capital stock of NBF or sell or otherwise dispose of any asset of NBF or of any NBF Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of NBF or of any NBF Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

               (vii) take any action which would result in any of the representations and warranties of NBF set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

               (viii) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating NBF;

               (ix) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which NBF or any NBF Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

               (x) purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc. or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

               (xi) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $150,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $350,000, except for any commitment disclosed on the NBF DISCLOSURE SCHEDULE 5.01(a)(xi).

               (xii) except as set forth on the NBF DISCLOSURE SCHEDULE 5.01(a)(xii), enter into, renew, extend or modify any other transaction with any Affiliate;

               (xiii) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

               (xiv) except for the execution of this Agreement and the documents related to this Agreement take any action that would give rise to a right of payment to any individual under any employment agreement, or take any action that would give rise to a right of payment to any individual under any NBF Compensation and Benefit Plan;

               (xv) make any change in policies with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or in GAAP;

               (xvi) except as set forth in NBF DISCLOSURE SCHEDULE 5.01(xix), make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

               (xvii) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

               (xviii) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by NBF or any NBF Subsidiary of more than $10,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof;

               (xix) sell any REO or loan, or capitalize any further expenses relating to REO; or

               (xx)   agree to do any of the foregoing.

        (b) For purposes of this Section 5.01, unless provided for in a business plan, budget or similar document delivered to Provident Bank prior to the date of this Agreement, it shall not be considered in the ordinary course of business for NBF or any NBF Subsidiary to do any of the following: (i) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $25,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by NBF or a NBF Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (ii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by NBF or any NBF Subsidiary of more than $10,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

        Section 5.02 Access; Confidentiality

        (a) Each of NBF and the NBF Subsidiaries shall permit Provident Bank and its representatives reasonable access to its properties, and shall disclose and make available to them all books, papers and records relating to the assets, properties, operations, obligations and liabilities of NBF and its subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof)(other than minutes of any confidential discussion of this Agreement and the transactions contemplated hereby), and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, except as necessary to preserve any attorney/client privilege, plans affecting employees, and any other business activities or prospects in which Provident Bancorp may have a reasonable interest. NBF shall make its officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Provident Bank and its representatives. NBF shall permit a representative of Provident Bank to attend any meeting of NBF's Board of Directors or the Executive Committees thereof (provided that NBF shall not be required to permit the Provident Bank representative to remain present during any confidential discussion of the Agreement and the transactions contemplated thereby). The parties will hold all such information delivered in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August , 2001, between NBF and Provident Bancorp (the "Confidentiality Agreement"). NBF shall permit Provident Bank, at Provident Bank's expense, to cause a "phase I environmental audit" and a "phase II environmental audit" to be performed at any physical location owned or occupied by NBF, provided that any phase I environmental audit is contracted for within thirty days of the date of this agreement and commenced as soon as practicable thereafter.

        (b) Provident Bancorp agrees to conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

        (c) In addition to the access permitted by subparagraph (a) above, from the date of this Agreement through the Closing Date, NBF and each NBF Subsidiary shall permit employees of Provident Bank reasonable access to information relating to problem loans, loan restructurings and loan work-outs of NBF.

        (d) If the transactions contemplated by this Agreement shall not be consummated, NBF and Provident Bank will each destroy or return all documents and records obtained from the other party or its representatives during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. NBF and Provident Bank shall each give prompt written notice to the other party of any contemplated disclosure where such disclosure is so legally required.

        Section 5.03 Regulatory Matters and Consents.

        (a) Provident Bancorp and Provident Bank will prepare all Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

        (b) NBF will furnish Provident Bank with all information concerning NBF and the NBF Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of Provident Bank or Provident Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

        (c) Provident Bank, Provident Bancorp and NBF will promptly furnish each other with copies of all material written communications to, or received by them from any Regulatory Authority in respect of the transactions contemplated hereby, except information that is filed by either party, which is designated, as confidential.

        (d) The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities. Provident Bank and Provident Bancorp will furnish NBF with (i) copies of all Applications prior to filing with any Regulatory Authority and provide NBF a reasonable opportunity to provide changes to such Applications and (ii) copies of all Applications filed.

        (e) NBF, Provident Bank and Provident Bancorp will cooperate with each other in the foregoing matters and will furnish the responsible party with all information concerning it and its subsidiaries as may be necessary or advisable in connection with any Application or filing (including the Proxy Statement) made by or on behalf of Provident Bank, Provident Bancorp or NBF to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, each party will provide certificates and other documents reasonably requested by the other.

        Section 5.04 Taking of Necessary Action.

        (a) Provident Bank, Provident Bancorp and NBF shall each use its best efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in
Section 5.03 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the transactions contemplated by this Agreement, including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither NBF nor any NBF Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Provident Bank, and
(B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement, except for the exercise of its rights under this Agreement.

        (b) NBF shall prepare, subject to the review, and consent of Provident Bank with respect to matters relating to Provident Bank and Provident Bancorp, a Proxy Statement to be mailed to the shareholders of NBF in connection with the meetings of its shareholders and transactions contemplated hereby, which Proxy statement shall conform to all applicable legal requirements. The parties shall cooperate with each other with respect to the preparation of the Proxy Statement. NBF shall, as promptly as practicable following the preparation thereof, if required file the Proxy Statement with the OCC, and NBF shall use all reasonable efforts to have the Proxy Statement mailed to stockholders as promptly as practicable after such filing. NBF will promptly advise Provident Bank of the time when the Proxy Statement has been filed and mailed, or of any comments from the OCC or any request by the OCC for additional information.

        Section 5.05 Certain Agreements.

        (a) For a period of six years from and after the Merger Effective Date, Provident Bank shall to the fullest extent permitted to it under applicable law indemnify, defend and hold harmless each present and former director and officer of NBF (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, judgments or amounts paid in settlement (with the prior written approval of Provident Bank, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Merger Effective Date (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of NBF, regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, to the fullest extent to which directors and officers of NBF would have been entitled under NBF's articles of association and applicable federal law and the regulations. All rights to indemnification in respect of a Claim asserted or made within the period described in the preceding sentence shall continue until the final disposition of such Claim.

        (b)    Any Indemnified Party wishing to claim indemnification under
Section 5.05, upon learning of any Claim, shall promptly notify Provident Bank, but the failure to so notify shall not relieve Provident Bank of any liability it may have to such Indemnified Party except to the extent that such failure prejudices Provident Bank. In the event of any Claim, (i) Provident Bank shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Provident Bank elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Provident Bank and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Provident Bank shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided further that Provident Bank shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (ii) the Indemnified Parties will cooperate in the defense of any such Claim and
(iii) Provident Bank shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

        (c)    In the event Provident Bank or any of is successors or assigns
(i) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Provident Bank assume the obligations set forth in this Section 5.05.

        (d) Provident Bank shall maintain in effect for three years from the Closing Date, if available, the current directors' and officers' liability insurance policy maintained by NBF (provided that Provident Bank may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Closing Date, provided, however, that in no event shall Provident Bank be required to expend pursuant to this Section 5.05(d) more than the amount equal to 150% of the current annual amount expended by NBF to maintain or procure insurance coverage pursuant hereto (which amount, if applicable, shall be used to maintain the directors' and officers' liability insurance policy for such period less than three years as is available for such payment). In connection with the foregoing, NBF agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims. NBF DISCLOSURE SCHEDULE 5.05(d) sets forth all claims made or notices provided to NBF's present insurers and the extent to which any present insurance coverage has been impaired due to either defense expense or settlements.

        Section 5.06 No Other Bids and Related Matters.

        From and after the date hereof until the termination of this Agreement, neither NBF, nor any NBF Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by NBF or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action, and NBF shall notify Provident Bank orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters, provided, however, that nothing contained in this Section 5.06 shall prohibit the Board of Directors of NBF from (i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal to acquire NBF pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of NBF receives an opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to NBF's stockholders, (B) the Board of Directors of NBF, after consultation with and after considering the advice of independent legal counsel, determines in good faith that failure to take such action may cause the Board of Directors of NBF to breach its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal"); (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, NBF (x) notifies Provident Bank of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with NBF or any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers and (y) receives from such person or entity an executed confidentiality agreement substantially identical to the Confidentiality Agreement; and (D) the NBF Special Meeting of Stockholders convened to approve this Agreement has not occurred, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) prior to the NBF Special meeting of Stockholders convened to approve the Agreement, failing to make or withdrawing or modifying its recommendation for stockholders to approve this Agreement because of a Superior Proposal if there exists a Superior Proposal and the Board of Directors of NBF, after consultation with and after considering the advice of independent legal counsel, determined in good faith that failure to take such action may cause such Board of Directors to breach its fiduciary duties to stockholders under applicable law. Notwithstanding the foregoing, this Agreement shall be submitted to the NBF stockholders for the purpose of adopting this Agreement and approving the Merger, provided that this Agreement shall not be required to be submitted to the stockholders of NBF if this Agreement has been terminated pursuant to Section 7.01(c)(iv) or (d)(iv). NBF agrees that it will promptly keep Provident Bank informed of the status and terms of any Acquisition Proposals and the discussions or negotiations relating thereto. For purposes of this Agreement, "Acquisition Proposal" shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving NBF or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of NBF, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of NBF or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

        Section 5.07 Duty to Advise; Duty to Update NBF's Disclosure Schedules

        NBF shall promptly advise Provident Bank of any change or event having a Material Adverse Effect on it or on any NBF Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. NBF shall update NBF's DISCLOSURE SCHEDULES as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the NBF DISCLOSURE SCHEDULES. The delivery of such updated Schedule shall not relieve NBF from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.02(c) hereof. Provident Bank shall update Provident Bank's DISCLOSURE SCHEDULES as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Provident Bank DISCLOSURE SCHEDULES. The delivery of such updated Schedule shall not relieve Provident Bank from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.01(c) hereof. Provident Bank shall promptly advise NBF of any change or event that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein.

        Section 5.08 Conduct of Provident Bank's Business.

        From the date of this Agreement to the Closing Date, Provident Bank will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of Provident Bank. From the date of this Agreement to the Closing Date, neither Provident Bancorp nor Provident Bank will (i) amend its certificate of incorporation, charter or bylaws in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement, (ii) take any action which would result in any of the representations and warranties of Provident Bancorp or Provident Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law; (iii) take any action which would or is reasonably likely to adversely effect or materially delay the receipt of the necessary approvals from the Regulatory Authorities; (iv) take action which would or is reasonably likely to materially and adversely affect Provident Bank or Provident Bancorp, Inc.'s ability to perform their covenants and agreements under this agreement; or (v) agree to do any of the foregoing.

        Section 5.09 Board and Committee Minutes.

        NBF shall provide to Provident Bank, within thirty (30) days after any meeting of their respective Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, excluding any matters related to this Agreement or the transactions contemplated hereby, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided to each party prior to the Closing Date.

        Section 5.10 Undertakings by NBF and Provident Bank.

        (a)    From and after the date of this Agreement:

               (i) Voting by Directors. Each member of the Board of Directors of NBF shall vote all shares of NBF Common Stock over which each such director has voting control, in favor of this Agreement. Concurrent with the execution of this Agreement, NBF's Directors shall each enter into the agreement set forth as Exhibit A to this Agreement;

               (ii) Systems Conversions. NBF and Provident Bank shall meet on a regular basis to discuss and plan for the conversion of NBF's data processing and related electronic informational systems to those used by Provident Bank, which planning shall include, but not be limited to, discussion of the possible termination by NBF of third-party service provider arrangements effective at the Merger Effective Date or at a date thereafter, non-renewal of personal property leases and software licenses used by NBF in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that NBF shall not be obligated to take any such action prior to the Merger Effective Date and, unless NBF otherwise agrees, no conversion shall take place prior to the Merger Effective Date. In the event that NBF takes, at the request of Provident Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Provident Bank shall indemnify NBF for any such fee and charges, and the costs of reversing the conversion process, if for any reason the Bank Merger is not consummated for any reason other than a breach of this Agreement by NBF, or a termination of this Agreement under Section 7.01(c)(iv) or (d)(iv).

               (iii) List of Nonperforming Assets and Lending Activities. NBF shall provide Provident Bank, within ten (10) days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructuring" as defined in Statement of Financial Accounting Standards No.15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a bi-weekly basis, NBF shall provide Provident Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan; and

               (iv) Reserves and Merger-Related Costs. On or before the Effective Date, and at the request of Provident Bank and to the extent not inconsistent with GAAP, NBF shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of NBF to those of Provident Bank (as such practices and methods are to be applied to NBF from and after the Closing Date) and Provident Bank's plans with respect to the conduct of the business of NBF following the Merger and otherwise to reflect Merger-related expenses and costs incurred by NBF, provided, however, that NBF shall not be required to take such action unless Provident Bank and Provident Bancorp agree in writing that all conditions to closing set forth in Section
6.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Provident Bank and Provident Bancorp of the writing referred to in the preceding clause, NBF shall provide Provident Bank a written statement, certified without personal liability by the chief executive officer of NBF and dated the date of such writing, that the representation made in Section 3.15(a) hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by NBF or any NBF Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.01(b) hereof.

               (v) Shareholders Meeting. Subject to delays, if any, which may be occasioned by the review of proxy materials by a Regulatory Authority, NBF shall submit this Agreement to its shareholders for approval at a meeting to be held within 90 days of the date of this Agreement, and subject to Section 5.06, its Board of Directors shall recommend approval of this Agreement to the NBF shareholders. NBF shall promptly inform Provident Bancorp of any shareholder who makes a written demand upon NBF for an appraisal of his shares of NBF Common Stock in connection with the Merger.

        (b) From and after the date of this Agreement, Provident Bank, Provident Bancorp and NBF shall each:

               (i) Filings and Approvals. Cooperate with the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Proxy Statement, (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger, and the transactions contemplated by this Agreement, (D) all other documents contemplated by this Agreement;

               (ii) Public Announcements. Cooperate and cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to shareholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;

               (iii) Maintenance of Insurance. Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

               (iv) Maintenance of Books and Records. Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered; or

               (v) Taxes. File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

        (c) At least 15 days prior to the Closing Date, NBF shall deliver to Provident Bank the audited consolidated financial statements of NBF as of and for the year ended December 31, 2001, including the notes thereto, prepared in accordance with GAAP.

        Section 5.11 Employee and Termination Benefits; Advisory Board.

        (a) As of or after the Merger Effective Date, and at Provident Bank's election and subject to the requirements of the Code and ERISA, the NBF Compensation and Benefit Plans may be continued and maintained separately, consolidated, or terminated. NBF employees who continue employment with Provident Bank following the Merger Effective Date ("Continuing Employees") shall participate in all Provident Bank Employee Plans (including, without limitation, Provident Bank's defined benefit pension plan and its 401(k) plan) as of the first entry date coincident with or following the Merger Effective Date, with recognition of prior service with NBF for purposes of eligibility to participate and vesting, but not benefits accrual.

        (b) At the Merger Effective Date, any terminated employees of NBF or any NBF Subsidiary whose employment is terminated, other than voluntary termination and termination for nonperformance, negligence, misconduct or other such cause, shall be provided with severance benefits equal to two (2) weeks pay for every year of service with NBF or any NBF Subsidiary, up to a maximum of 26 weeks. The benefit set forth in this section 5.11(b) shall be payable to any person who is an employee of NBF five business days prior to the Merger Effective Date (other than an employee who is a party to an employment or change in control agreement with NBF) and whose employment is terminated by Provident Bank (other than voluntary termination and termination for nonperformance, negligence, misconduct or other such cause) during the period ending six months after the Merger Effective Date. The benefits shall be payable within fourteen days of the date of termination of employment.

        (c) Provident Bancorp shall establish the NBF Advisory Board of Directors, which shall consist of those outside directors who currently serve on the NBF Board, and such persons shall commence service on the Advisory Board immediately following the Merger Effective Date. The Advisory Board shall be maintained for at least one year following the Merger Effective Date, although it is the intention of Provident Bank to maintain the Advisory Board for at least three years. Each member of the Advisory Board shall be compensated at a rate of $800 per meeting attended. Such meetings will be held quarterly.

        (d) The employment of NBF's President shall terminate effective on the Merger Effective Date and such termination shall be deemed for all purposes under his employment agreement to constitute a termination by NBF without cause upon a change in control. Provident Bank agrees to honor all the obligations owed to NBF's President under that employment agreement that arise as the result of such a termination. The payment to the President of NBF of the amount set forth in NBF Disclosure Schedule 3.18 (which payment shall be made by NBF, or if requested by Provident Bank, by Provident Bank) shall be in complete satisfaction of all of his rights under the employment agreement, neither Provident Bank nor NBF shall have further obligation under the employment agreement, and the President shall execute a cancellation agreement and release in form and substance reasonably satisfactory to Provident Bank in connection with such payment. Provident Bank shall also honor all change in control agreements described on the NBF Disclosure Schedule 3.18 and payments thereunder due upon a change in control shall be made on the Merger Effective Date by NBF, or at Provident Bank's request, by Provident Bank.

        Section 5.12 Duty to Advise; Duty to Update Provident Bank's Disclosure Schedules.

        Provident Bank shall promptly advise NBF of any change or event having a Material Adverse Effect on it or on any Provident Bancorp Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Provident Bank shall update its DISCLOSURE SCHEDULES as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Provident Bank Disclosure SCHEDULE. The delivery of such updated Schedules shall not relieve Provident Bancorp from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 6.01(c) hereof.


                                   ARTICLE VI
                                   CONDITIONS

        Section 6.01 Conditions to NBF's Obligations under this Agreement.

        The obligations of NBF hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by NBF pursuant to Section 8.03 hereof:
         (a) Corporate Proceedings. All action required to be taken by, or on the part of, Provident Bancorp and Provident Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by Provident Bancorp and Provident Bank; and NBF shall have received certified copies of the resolutions evidencing such authorizations;

        (b) Covenants. The obligations and covenants of Provident Bancorp and Provident Bank required by this Agreement to be performed by Provident Bancorp and Provident Bank at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

        (c) Representations and Warranties. Each of the representations and warranties of Provident Bancorp and Provident Bank set forth in this Agreement which is qualified as to materiality shall be true and correct and each such representational warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date);

        (d) Approvals of Regulatory Authorities. Provident Bancorp and Provident Bank shall have received all required approvals of Regulatory Authorities of the Merger and delivered copies thereof to NBF; and all notice and waiting periods required thereunder shall have expired or been terminated;

        (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby;

        (f) Approval of NBF's Shareholders. This Agreement shall have been approved by the shareholders of NBF by such vote as is required under applicable law, NBF's certificate of incorporation and bylaws;

        (g) Officer's Certificate. Provident Bank shall have delivered to NBF a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 6.01 have been satisfied; and

        (h) Funds Deposited with the Exchange Agent. Provident Bank shall have deposited or caused to be deposited, in trust with the Exchange Agent, an amount of cash equal to the aggregate Merger Consideration that the holders of NBF Common Stock shall be entitled to receive on the Merger Effective Date pursuant to Section 2.02(a) of this Agreement.

        Section 6.02 Conditions to Provident Bank's Obligations under this Agreement.

        The obligations of Provident Bank and Provident Bancorp hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Provident Bank pursuant to Section 8.03 hereof:

        (a) Corporate Proceedings. All action required to be taken by, or on the part of, NBF to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been duly and validly taken by NBF; and Provident Bank shall have received certified copies of the resolutions evidencing such authorizations;

        (b) Covenants. The obligations and covenants of NBF and each NBF Subsidiary required by this Agreement to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

        (c) Representations and Warranties. Each of the representations and warranties of NBF and each NBF Subsidiary set forth in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date);

        (d) Approvals of Regulatory Authorities. Provident Bank and Provident Bancorp shall have received all required approvals of Regulatory Authorities of the Merger (without the imposition of any conditions that are in Provident Bank's reasonable judgment unduly burdensome) and delivered copies thereof to NBF; and all notice and waiting periods required thereunder shall have expired or been terminated;

        (e) No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby;

        (f) No Material Adverse Effect. Since December 31, 2000, there shall not have occurred any Material Adverse Effect with respect to NBF;

        (g) Dissenters Rights. The holders of not more than 10% of the outstanding NBF Common Stock have dissented from the Bank Merger and preserved, as of the Merger Effective Date, the right to pursue their right of appraisal for the fair value of their shares under the National Bank Act;

        (h) Officer's Certificate. NBF shall have delivered to Provident Bancorp a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (g) of this Section 6.02 have been satisfied; and

        (i) Tax Opinion. Provident Bank has received from its legal or tax advisors an opinion reasonably satisfactory to it to the effect that the Merger shall be deemed for federal and state income tax purposes to constitute a sale by NBF shareholders of their shares and not a sale of assets by NBF.

                                   ARTICLE VII
                        TERMINATION, WAIVER AND AMENDMENT

        Section 7.01 Termination.

        This Agreement may be terminated at any time prior to the Merger Effective Date:

        (a) by mutual written consent of the parties authorized by their respective boards of managers/directors;

        (b) by Provident Bank or NBF (i) if the Merger Effective Date shall not have occurred on or prior to June 30, 2002, (ii) if a vote of the stockholders of NBF is taken and such stockholders fail to approve this Agreement at the meeting of stockholders (or any adjournment thereof) of NBF contemplated by
Section 5.04(b) hereof, or (iii) any applicable regulatory authority formally disapproves the issuance of any required regulatory approval, unless in the case of clauses (i) and (ii) of this Section 7.01(b) such failure is due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party on or before June 30, 2002 or such meeting of stockholders, as the case may be.

        (c) by Provident Bank if (i) at the time of such termination any of the representations and warranties of NBF contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.02(b) or (c) hereof cannot be satisfied, (ii) there shall have been any material breach of any covenant, agreement or obligation of NBF hereunder and such breach shall have not been remedied by NBF or any third-party within fifteen business days after receipt by NBF of notice in writing from Provident Bank specifying the nature of such breach and requesting that it be remedied, (iii) any applicable regulatory authority approves the transactions contemplated but with conditions attached such that the requirements of Section 6.02(d) are not satisfied, (iv) NBF has received a Superior Proposal, and in accordance with
Section 5.06 of this Agreement, the Board of Directors of NBF has entered into an acquisition agreement with respect to the Superior Proposal or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Provident Bank, or (v) any event occurs such that a condition set forth in Sections 6.02 hereof which must be fulfilled before Provident Bank is obligated to consummate the Merger cannot be fulfilled and non-fulfillment is not waived by Provident Bank.

        (d) by NBF if (i) at the time of such termination any of the representations and warranties of Provident Bank and Provident Bancorp contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.01(b) and/or (c) hereof cannot be satisfied, (ii) there shall have been any material breach of any covenant, agreement or obligation of Provident Bank or Provident Bancorp hereunder and such breach shall not have been remedied within fifteen business days after receipt by Provident Bank of notice in writing from NBF specifying the nature of such breach and requesting that it be remedied, (iii) any event occurs such that a condition set forth in Sections 6.01 hereof which must be fulfilled before NBF is obligated to consummate the Merger cannot be fulfilled and non-fulfillment is not waived by NBF, or (iv) NBF has received a Superior Proposal, and in accordance with
Section 5.06 of this Agreement, the Board of Directors of NBF has made a determination to accept such Superior Proposal subject to approval thereof by the NBF's stockholders, and simultaneously with the termination of this Agreement pursuant to this subsection NBF enters into an acquisition agreement with respect to the Superior Proposal; provided that NBF shall not terminate this Agreement pursuant to this Section 7.01(d)(iv) and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following Provident Bank's receipt of written notice advising Provident Bank that NBF has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether NBF intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, NBF shall provide a reasonable opportunity to Provident Bank during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable NBF to proceed with the Merger on such adjusted terms.

        Section 7.02. Effect of Termination.

        Except as otherwise provided in this Agreement, if this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void (other than Section 8.01 and the last sentences of Sections 5.02 and 5.10(a)(ii), which shall remain in full force and effect), and there shall be no further liability on the part of Provident Bank, Provident Bancorp or NBF to the other, except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

        Section 8.01 Expenses.

        (a) Except as provided herein, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. In the event of any termination of this Agreement pursuant to Section 7.01(b)(i), 7.01(c)(i) or (ii), or 7.01(d)(i) or
(ii) hereof because of a breach of a representation, warranty or covenant contained in this Agreement by one of the parties, and in addition to any other damages and remedies that may be available to the non-breaching party, the non-breaching party shall be entitled to the payment of, and the breaching party shall pay to the non-breaching party, all out-of-pocket costs and expenses (up to a maximum of $500,000), including, without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by the non-breaching party in connection with entering into this Agreement and carrying out of any and all acts contemplated hereunder, provided, however, that this clause shall not be construed to relieve or release a breaching party from any additional liabilities or damages arising out of its willful breach of any provision of this Agreement.

        (b) As a condition of Provident Bank's willingness, and in order to induce Provident Bank to enter into this Agreement and to reimburse Provident Bank for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, NBF hereby agrees to pay Provident Bank, and Provident Bank shall be entitled to payment of a fee of $1,450,000 (the "Fee"), within five business days after written demand for payment is made by Provident Bank, following the occurrence of any of the events set forth below:

        (i) NBF terminates this Agreement pursuant to Section 7.01(d)(iv) or Provident Bank terminates this Agreement pursuant to Section 7.01(c)(iv); or

        (ii) the entering into a definitive agreement by NBF relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving NBF within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Provident Bank pursuant to Section 7.01(c)(ii);
(ii) the failure of the stockholders of NBF to approve this Agreement after the occurrence of an Acquisition Proposal, or (iii) June 30, 2002 if prior thereto the NBF stockholders have not approved this Agreement.

        If demand for payment of the Fee is made pursuant to this Section 8.01(b) and payment is timely made, then Provident Bank will not have any other rights or claims against NBF, its Subsidiaries, and their respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Fee under this Section 8.01(b) will constitute the sole and exclusive remedy of Provident Bank against NBF, its Subsidiaries and their respective officers, directors, attorneys and financial advisors.

        Section 8.02 Non-Survival of Representations and Warranties.

        All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants set forth in Sections 2.02, 5.05 and 5.11, which will survive the Merger, shall terminate on the Closing Date.

        Section 8.03 Amendment, Extension and Waiver.

         Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Section 8.04 Entire Agreement.

        This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 2.02, 2.03, 5.05 and 5.11(c) and (d).

        Section 8.05 No Assignment.

        Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

        Section 8.06 Notices.

        All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

        (a)    If to Provident Bank or Provident Bancorp to:

               Provident Bank
               400 Rella Boulevard
               Montebello, New York 10901
               Attention:    George Strayton
                      President and Chief Executive Officer

        with a copy to:

               Luse Lehman Gorman Pomerenk & Schick, PC
               5335 Wisconsin Avenue, NW
               Suite 400
               Washington, D.C. 20015
               Attention:    John J. Gorman, Esq.
                             Eric Luse, Esq.

        (b)    If to NBF, to:

               The National Bank of Florida
               7 Edward J. Lempka Drive
               Florida, New York 10921
               Attn:  Edward J. Lempka,
               Chairman of the Board

               with a copy to:

               Serchuk & Zelermyer, LLP
               81 Main Street
               White Plains, New York 10601
               Attention:    Jay Hack, Esq.




        Section 8.07 Captions.

        The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        Section 8.08 Counterparts.

        This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        Section 8.09 Severability.

        If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        Section 8.10 Governing Law.

        This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the State of New York.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                            PROVIDENT BANCORP, INC.



                                            By: ________________________________
                                                   George Strayton
                                                   President and Chief Executive
                                                   Officer



                                            PROVIDENT BANK



                                            By: ________________________________
                                                   George Strayton
                                                   President and Chief Executive
                                                   Officer



                                            THE NATIONAL BANK OF FLORIDA



                                            By: ________________________________
                                                   Edward J. Lempka
                                                   Chairman of the Board

                                                                       EXHIBIT A


                                November 2, 2001
Provident Bank
400 Rella Road
Montebello, NY 10901

Ladies and Gentlemen:

        Provident Bank, Provident Bancorp, Inc. ("Bancorp"), and The National Bank of Florida. ("NBF") have entered into an Agreement and Plan of Merger dated as of November 2, 2001 (the "Merger Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) NBF will merge with and into a subsidiary of Provident Bank, with NBF surviving the merger, to be followed by the merger of NBF with and into Provident Bank, with Provident Bank surviving the merger (collectively referred to as the "Merger"); and (b) shareholders of NBF will receive $4,014.29 in cash in exchange for each share of common stock of NBF outstanding on the closing date.

        Provident Bank has requested, as a condition to its execution and delivery to NBF of the Merger Agreement, that the undersigned, being directors and executive officers of NBF, execute and deliver to Provident Bank this Letter Agreement.

        Each of the undersigned, in order to induce Provident Bank to execute and deliver to NBF the Merger Agreement, and intending to be legally bound, hereby irrevocably:

        (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of NBF called to vote for approval of the Merger so that all shares of common stock of NBF over which the undersigned or a member of the undersigned's immediate family now has sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of NBF), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving NBF, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;

        (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of NBF, to approve or adopt the Merger Agreement;

        (c) Agrees not to sell, transfer or otherwise dispose of any common stock of NBF on or prior to the date of the meeting of NBF shareholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the IRC, lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this letter agreement; and

        (d) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

        The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

                          ____________________________


        This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

                          ____________________________

        The undersigned intend to be legally bound hereby.


                                            Sincerely,


                                      __________________________________________
                                      Name

                                      __________________________________________
                                      Title